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FOR ADDITIONAL INFORMATION CONTACT:

AMERISERVE:  DAVID MARGULIES/JIM LAWRENCE
                  (214) 368-0909 (800) 710-5292 (PAGER)

                SALE OF AMERISERVE TO MCLANE COMPANY IS FINALIZED

     Addison, Texas (Dec. 1, 2000) -- AmeriServe Food Distribution, Inc. announced today that it has closed the sale of substantially all of its U.S. operating assets to McLane Company, Inc., bringing to a conclusion one of the largest Chapter 11 cases of the year. Under the ownership of McLane, the operation will be called McLane Foodservice.

     "We are very pleased to announce this successful resolution for AmeriServe," said Ron Rittenmeyer, AmeriServe president and chief executive officer. "I want to express my deep gratitude to the employees, customers, creditors and suppliers who helped us get to this point through their hard work and patience. Thanks to their dedication and an outstanding team effort, we are able to announce today a new and exciting course for AmeriServe, only ten months after the bankruptcy petition was filed."

     AmeriServe was one of the nation's largest distributors to quick service restaurants such as KFC, Long John Silver's, Pizza Hut and Taco Bell when it filed a Chapter 11 petition on January 31, 2000. The company subsequently hired Rittenmeyer, who has a solid track record of leading distressed companies to positive solutions, to guide AmeriServe through the challenging process of restructuring.

     "Today we celebrate the future of the operation under the McLane banner, and we look forward to an orderly transition of ownership that will maintain the high quality of service our customers deserve," Rittenmeyer said.

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